EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERIX CORPORATION

The undersigned duly authorized officer of Merix Corporation, an Oregon corporation, hereby certifies the following:

1.	The name of the corporation is Merix Corporation (the “Corporation”).

2.
Pursuant to the Oregon Business Corporation Act (the “OBCA”), this Amended and Restated Articles of Incorporation restates and integrates and further amends the provisions of the Articles of Incorporation of the Corporation, as amended.

3.	This Amended and Restated Articles of Incorporation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of Oregon, read in its entirety as follows:

ARTICLE I

The name of the corporation is Merix Corporation and its duration shall be perpetual.

ARTICLE II

The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the OBCA.

ARTICLE III

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

ARTICLE IV

The initial registered office of the Corporation in the State of Oregon is located at 388 State Street, Suite 420, Salem, Oregon 97301.  The name of the initial registered agent of the Corporation at such address is CT Corporation System.

ARTICLE V

The address to which notices may be mailed is 101 South Hanley Road, Suite 400, St. Louis, Missouri  63105, Attention: General Counsel.

ARTICLE VI

The number of directors constituting the board of directors of the Corporation (the “Board”) shall not be less than two (2).

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) any unlawful distribution under Section 60.367 of the OBCA or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or amendment of this Article VII by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment.  In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article VII, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the OBCA.

ARTICLE VIII

The Corporation shall have the power to indemnify to the fullest extent not prohibited by law any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative, formal or informal, internal or external or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent.  Any indemnification provided pursuant to this Article VIII shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or the Board, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

ARTICLE IX

No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if (a) the fact of such relationship or interest is disclosed or known to the Board or committee that authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors, (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent or (c) the contract or transaction is fair and reasonable to the Corporation.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or a committee thereof which authorizes or ratifies such contract or transaction.  This Article IX shall not invalidate any contract or other transaction which would otherwise be valid under applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer of the Corporation as of February 16, 2010.

/s/ Daniel J. Weber
Name: Daniel J. Weber

Title: Vice President and Secretary

Signature Page to
Amended and Restated Articles of Incorporation of
Merix Corporation